Exhibit 99.1

The Board of Directors

FNB Bancorp

South San Francisco, California

The Courtney Group LLC (“Courtney”) consents to the inclusion and description of its opinion letter, delivered to the Board of Directors of FNB Bancorp and dated December 11, 2017, in the Joint Proxy Statement/Prospectus of TriCo Bancshares and FNB Bancorp, which forms a part of the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy Statement/Prospectus. Courtney further consents to the attachment of its opinion letter as Appendix B of the Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Newport Beach, California

March 20, 2018

610 Newport Center Drive • Suite 330 • Newport Beach, CA 92660 • T: (949) 706-3600 • F: (949) 625-7900 • thecourtneygroup.com